UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2012

Autobytel Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On March 15, 2012, Autobytel Inc. (“Company”) received the approval of the NASDAQ Listing Qualifications Staff (“Staff”) to transfer the listing of the Company’s common stock on The Nasdaq Stock Market LLC from The NASDAQ Global Market tier to The NASDAQ Capital Market tier.  The Company’s common stock will begin trading on The NASDAQ Capital Market effective with the opening of business on Monday, March 19, 2012.  The Company’s common stock will continue to trade under the symbol ABTL.

As previously disclosed, on September 15, 2011, the Staff notified the Company that it no longer satisfied the $1.00 minimum closing bid price requirement for continued listing on The NASDAQ Global Market and, in accordance with the NASDAQ Listing Rules, granted the Company 180 days to regain compliance with that requirement.  This grace period expired on March 13, 2012 without the Company regaining compliance with the minimum closing bid price requirement.  In connection with its approval of the Company’s application to transfer the listing of the Company’s common stock to The NASDAQ Capital Market, the Staff granted the Company another 180-day period within which to satisfy the $1.00 minimum closing bid price requirement, which period will expire on September 10, 2012.  The Staff’s determination to grant the additional 180-day grace period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The NASDAQ Capital Market, with the exception of the minimum closing bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.  During this second 180-day period, the Company is subject to delisting for failure to maintain compliance with any continued listing requirements other than the minimum closing bid price requirement.

A press release announcing the approval of the transfer of the listing of the Company’s common stock to The NASDAQ Capital Market and the granting of the additional 180-day extension was issued and is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

         (d)   Exhibits

               99.1   Press Release dated March 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 16, 2012
Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated March 16, 2012